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                                                                    EXHIBIT 99.3

                 FORM OF AGREEMENT TO DEFER VESTING FOR ONE YEAR

                                    AGREEMENT

     Agreement dated March 13, 2000 by and between ______________ ("Option

Holder") and Laser Link.Net, Inc. (the "Company").

     Option Holder is the holder of options to purchase ___ shares of the

Company's Common Stock pursuant to options granted ______ (the "Options").

     For good and valuable consideration, the receipt of which is hereby acknowledged, the Option Holder agrees with the Company to amend the Options as follows:

     Notwithstanding any provision of the Options, the Option Holder agrees that the vesting of the Options will not accelerate immediately as a result of the merger of the Company with and into a subsidiary of Covad Communications Group,

Inc. (the "Merger"). All the Options will vest upon the one year anniversary of the closing of the Merger unless the Option Holder's employment has been terminated during such period (i) for Cause (as defined below) or (ii) upon the resignation by Option Holder, other than upon death, Disability (as defined in the Option Holder's Employment and Noncompetition Agreement dated March 10, 2000 between the Company and Option Holder (the "Employment Agreement")), a change in location of Option Holder's employment beyond the 50 mile radius of the current location of the Company or material diminution in Option Holder's duties with the Company. THE PARTIES AGREE THAT THE FOREGOING PROVISIONS WILL NOT OTHERWISE

AFFECT THE VESTING OF THE OPTIONS AND EXCEPT AS SPECIFICALLY PROVIDED HEREIN THE

OPTIONS WILL CONTINUE TO VEST IN ACCORDANCE WITH THEIR CURRENT SCHEDULE(S).

      "Cause" shall mean (1) Option Holder's refusal to perform Option Holder's duties under his Employment Agreement, other than as a result of total or partial incapacity due to
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physical or mental illness for a period of 30 days following written notice by the Company to Option Holder of such refusal, (2) any act or act on Option

Holder's part constituting (A) a felony under the laws of the United States or any state thereof, (B) dishonesty in the performance of the Option Holder's duties under the Employment Agreement, (C) a misdemeanor involving moral turpitude, or (D) willful malfeasance or willful misconduct in connection with the Option Holder's duties under the Employment Agreement which in the case of clauses A, B, C or D has a material adverse impact on the financial condition of

Covad Communications Group, Inc. or (2) the Option Holder's material breach of the provisions of Section 9 of his Employment Agreement.

     Option Holder hereby acknowledges that as a result of the Merger, his

Options will entitle him to receive the merger consideration to be received in the Merger which consists of Covad Communications Group, Inc. Common Stock, 10%

of which is subject to the escrow provisions set forth in the Agreement and Plan of Merger, dated as of March 8, 2000, among Covad Communications Group, Inc.,

Lightsaber Acquisition Co. and Laser Link.Net, Inc., and the exhibits attached thereto.

      Agreed to as of the date indicated above.

                                    OPTION HOLDER



                                    ---------------------------------
                                    LASER LINK.NET, INC.



                                    By:__________________________________